                                                                   Exhibit 10.40

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                           ARTESYN SOLUTIONS, INC.,
                          ARTESYN NORTH AMERICA, INC.
                                      AND
                        SOLECTRON GLOBAL SERVICES, INC.


                         DATED AS OF NOVEMBER 20, 2001

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

1.    Certain Definitions and Rules of Construction........................    1

    1.1.  Certain Definitions..............................................    1
    1.2.  Certain Rules of Construction....................................    6
      (a)    "Seller" and "Buyer...........................................    6
      (b)    Interpretation................................................    7
      (c)    Schedules.....................................................    7

2.    Purchase and Sale of Stock...........................................    7

    2.1.  Purchase and Sale................................................    7

3.    Purchase Price.......................................................    7

    3.1.  Amount of Purchase Price.........................................    7
    3.2.  Payment at Closing...............................................    7
    3.3.  Escrow...........................................................    7
    3.4.  Adjustment of Purchase Price.....................................    8

4.    Closing..............................................................    9

    4.1.  Place and Date...................................................    9
    4.2.  Actions by Seller................................................   10
    4.3.  Actions by Buyer.................................................   10

5.    Representations and Warranties of Seller and the Company.............   10

    5.1.  Title to the Stock...............................................   10
    5.2.  Corporate Existence and Power....................................   10
    5.3.  Authorization....................................................   10
    5.4.  Capitalization; Options; Sellers' Rights.........................   11
    5.5.  Noncontravention.................................................   11
    5.6.  Interests in Other Entities......................................   11
    5.7.  Consents.........................................................   12
    5.8.  Financial Statements.............................................   12
    5.9.  Absence of Certain Changes.......................................   12
    5.10. Tax Matters......................................................   13
    5.11. Title to Property and Assets.....................................   13
    5.12. Fixed Assets.....................................................   13
    5.13. Real Property....................................................   13
    5.14. Legal Proceedings................................................   14
    5.15. Certain Contracts................................................   14
    5.16. Permits..........................................................   15
    5.17. Compliance with Laws.............................................   15
    5.18. Intellectual Property............................................   16
    5.19. Employee Plans; Labor Relations..................................   16
    5.20. Insurance........................................................   17
    5.21. Accounts Receivable and Accounts Payable.........................   17

    5.22. Affiliated Transactions..........................................   17
    5.23. Environmental Matters............................................   17
    5.24. Advisory Fees....................................................   17
    5.25. Bank Accounts; Powers of Attorney................................   18
    5.26. No Actual Knowledge of Breaches..................................   18

6.    Representations and Warranties of Buyer..............................   18

    6.1.  Corporate Existence and Power....................................   18
    6.2.  Corporate Authorization..........................................   18
    6.3.  Noncontravention.................................................   18
    6.4.  Consents.........................................................   18
    6.5.  Financing........................................................   19
    6.6.  Legal Proceedings................................................   19
    6.7.  Advisory Fees....................................................   19
    6.8.  Investment in Securities.........................................   19
    6.9.  No Actual Knowledge of Breaches..................................   19
    6.10. Disclaimer.......................................................   19

7.    Covenants and Agreements.............................................   19

    7.1.  Consents and Authorizations......................................   19
    7.2.  Conduct of Business..............................................   20
      (a)   Affirmative Covenants..........................................   20
      (b)   Negative Covenants.............................................   20
    7.3.  Access to Information............................................   21
    7.4.  Resignations.....................................................   21
    7.5.  Transfer Taxes...................................................   21
    7.6.  Supplemental Disclosure Schedules................................   22
    7.7   Name Change......................................................   22
    7.8.  Confidentiality..................................................   22
    7.9.  Equitable Relief.................................................   23
    7.10. The Employees....................................................   23
    7.11. Access to Records................................................   24
    7.12. Further Assurances...............................................   24
    7.13. Public Announcements.............................................   24
    7.14. Election Pursuant to Section 338(h)(10)..........................   24

8.    Indemnification......................................................   25

    8.1.  Survival of Representations and Warranties.......................   25
    8.2.  "Losses" Defined.................................................   25
    8.3.  Indemnification by the Company and Seller........................   25
    8.4.  Indemnification by Buyer.........................................   26
    8.5.  Third-Party Claims...............................................   26
    8.6.  Limitations Upon Indemnification.................................   27
    8.7.  Exclusive Remedy.................................................   27
    8.8   Effect of Indemnification........................................   27

9.    Conditions to Closing................................................   27

  9.1.  Conditions to Obligation of Buyer...............................  27
   (a)    Agreements and Conditions.....................................  28
   (b)    Representations and Warranties................................  28
   (c)    No Legal Proceedings..........................................  28
   (d)    Seller's Certificate..........................................  28
   (e)    Consents......................................................  28
   (f)    Resignations..................................................  28
   (g)    Stock.........................................................  28
   (h)    Escrow Agreement..............................................  28
   (i)    Opinion of Counsel............................................  28
   (k)    Secretary's Certificate.......................................  28
   (l)    Minute Books and Stock Records; Certified Document............  28
  9.2.  Conditions to Obligations of Sellers............................  29
   (a)    Agreements and Conditions.....................................  29
   (b)    Representations and Warranties................................  29
   (c)    No Legal Proceedings..........................................  29
   (d)    Buyer's Certificate...........................................  29
   (e)    Payment of the Closing Payment and Deposit of Escrow Amount...  29
   (f)    Consents......................................................  29
   (g)    Escrow Agreement..............................................  29
   (h)    Opinion of Counsel............................................  29
   (i)    Secretary's Certificate.......................................  29
   (j)    Employment Offer Letters......................................  29

10.     Termination Prior to Closing....................................  30

  10.1.   Grounds for Termination.......................................  30
  10.2.   Effect of Termination.........................................  30

11.     General Provisions..............................................  31

  11.1.   Execution in Counterparts.....................................  31
  11.2.   Notices.......................................................  31
  11.3.   Amendment.....................................................  32
  11.4.   Entire Agreement..............................................  32
  11.5.   Applicable Law................................................  32
  11.6.   Consent to Jurisdiction.......................................  32
  11.7.   Headings......................................................  32
  11.8.   Assignment; Binding Effect....................................  32
  11.9.   Third-Party Beneficiaries.....................................  33
  11.10.  Waiver, etc...................................................  33
  11.11.  Expenses......................................................  33
  11.12.  Severability..................................................  33
  11.13.  No Strict Construction........................................  33

                             DISCLOSURE SCHEDULES
                             --------------------

SCHEDULE                DESCRIPTION                         SECTION
--------                -----------                         -------
Schedule 5.7            Consents                            5.7
Schedule 5.8            Financial Statements                5.8
Schedule 5.9            Absence of Changes                  5.9
Schedule 5.10           Tax Matters                         5.10
Schedule 5.11           Title to Property                   5.11
Schedule 5.12           Fixed Assets                        5.12
Schedule 5.13           Real Property                       5.13
Schedule 5.14           Legal Proceedings                   5.14
Schedule 5.15           Contracts                           5.15
Schedule 5.16           Permits                             5.16
Schedule 5.17           Compliance with Laws                5.17
Schedule 5.18           Intellectual Property               5.18
Schedule 5.19(a)        Employee Benefit Plans              5.19(a)
Schedule 5.20           Insurance                           5.20
Schedule 5.22           Affiliated Transactions             5.22
Schedule 5.25           Bank Accounts                       5.25

                                   EXHIBITS
                                   --------

Exhibit A               Escrow Agreement                    3.1
Exhibit B               Employment Offer Letters            7.10
Exhibit C               List of Senior Employees            7.10

                           STOCK PURCHASE AGREEMENT


          This STOCK PURCHASE AGREEMENT, dated as of the 20/th/ day of November, 2001 (this "Agreement"), by and among Artesyn Solutions, Inc., a Delaware corporation (the "Company"), Artesyn North America, Inc., a Delaware corporation ("Seller"), and Solectron Global Services, Inc., a California corporation ("Buyer").

                             W I T N E S S E T H:
                             -------------------

          WHEREAS, the Company is engaged in the business (the "Business") of returns processing (receiving, screening, warehousing, refurbishing, and parts reclamation) of personal computers, laptop computers, servers, computer monitors, printers, scanners, and facsimile machines for original equipment manufacturers;

          WHEREAS, Seller is the beneficial and legal owner of all of the issued and outstanding capital stock (collectively, the "Stock") of the Company; and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Stock, all in the manner and subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of, and in reliance upon, the representations, warranties, covenants and conditions herein contained, the parties hereto, each intending to be legally bound, hereby agree as follows:

          1.   Certain Definitions and Rules of Construction.
               ---------------------------------------------

          1.1. Certain Definitions. As used in this Agreement, the following
               -------------------
terms have the respective meanings set forth below:

          "Accountant Arbitrator" shall have the meaning set forth in Section 3.4(d) hereof.

          "Accounts" shall mean accounts and notes receivable, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any security or collateral therefor, including advances and deposits recoverable by law or contract.

          "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" shall mean the Buyer Ancillary Agreements and Seller Ancillary Agreements.

          "Applicable Law" shall mean, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority that is applicable to such Person or its properties, assets or activities.

          "Books and Records" shall mean originals or copies of all books, records, files and papers of the Company (or any portions thereof), whether in hard copy or computer format, including bank account records, books of account, invoices, engraving information, sales and promotional literature, manuals, sales and purchase correspondence and lists of suppliers, customers and documentation used for accounting, marketing, engineering or manufacturing (other than tax returns, reports, forms, documents or memoranda).

          "Business" shall have the meaning set forth in the preamble.

          "Business Day" shall mean any day other than a Saturday, Sunday, federal holiday or day on which banks in the State of New York are required or permitted by law to be closed.

          "Buyer" shall have the meaning set forth in the preamble and Section
1.2 hereof.

          "Buyer Ancillary Agreements" shall have the meaning set forth in
Section 4.3 hereof.

          "Buyer's Certificate" shall have the meaning set forth in Section 9.2(d) hereof.

          "Closing" shall have the meaning set forth in Section 4.1 hereof.

          "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

          "Closing Date Working Capital" shall mean the Company's current assets (excluding intercompany receivables) excluding the Company's current liabilities (excluding intercompany payables) as of the Closing Date, determined in accordance with GAAP consistently applied with the Company's past practices.

          "Closing Payment" shall have the meaning set forth in Section 3.2 hereof.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Common Stock" shall have the meaning set forth in Section 5.4 hereof.

          "Confidential Information" shall have the meaning set forth in Section 7.8(a) hereof.

          "Contracts" shall mean contracts, agreements, leases, licenses, mortgages, notes, sales and purchase orders, whether written or oral, entered into by the Company.

          "Copyright(s)" shall mean all copyrights and all applications, registrations and renewals in connection therewith that are owned by the Company and that are used or held for use exclusively by the Company.

          "Disclosure Schedules" shall have the meaning set forth in Section 1.2(c) hereof.

          "Employees" shall mean employees of the Company.

          "Employee Benefit Plan(s)" shall have the meaning set forth in Section 5.19(a) hereof.

          "Employment Offer Letters" shall have the meaning set forth in Section
7.10 hereof.

          "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demand letters, directives, Liens, Proceedings or written notices of noncompliance or violation by any Person alleging potential Liability (including Liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) resulting from (i) the presence, or release or threatened release into the environment, of any Hazardous Materials at any location (whether or not owned) presently operated, leased or managed by the Company in violation of any Environmental Law or (ii) any and all written claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials in violation of any Environmental Law.

          "Environmental Law" shall mean any law, statute, regulation, rule or order that relates to or otherwise imposes Liability or a standard of conduct concerning the discharge, emission, storage, treatment, transportation, handling, release, threatened release, or disposal of Hazardous Materials, including, but not limited to, the Air Pollution Control Act, as amended, the Federal Water Pollution Control Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, and any other similar foreign, Federal, state or local statutes.

          "Equipment" shall have the meaning set forth in Section 5.12 hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to such Act or any successor law.

          "Escrow Agent" shall have the meaning set forth in Section 3.3 hereof.

          "Escrow Agreement" shall have the meaning set forth in Section 3.3 hereof.

          "Escrow Amount" shall have the meaning set forth in Section 3.3 hereof.

          "Estimated Closing Balance Sheet" shall have the meaning set forth in
Section 3.4(b) hereof.

          "Final Closing Balance Sheet" shall have the meaning set forth in
Section 3.4(c) hereof.

          "Financial Statements" shall have the meaning set forth in Section 5.8 hereof.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time other than discretionary employee benefits.

          "Governmental Authority" shall mean any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory administrative or other agency, or political or other subdivision, department or branch of any of the foregoing.

          "Hazardous Materials" shall mean any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including, but not limited to (i) petroleum, crude oil and any fractions thereof, (ii) natural gas, synthetic gas and any mixtures thereof,
(iii) asbestos and/or asbestos-containing materials, (iv) radon and (v) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs.

          "Indemnitee" shall have the meaning set forth in Section 8.2 hereof.

          "Indemnitor" shall have the meaning set forth in Section 8.2 hereof.

          "Indemnity Threshold" shall have the meaning set forth in Section 8.6 hereof.

          "Intellectual Property" shall mean all intellectual property, including, but not limited to, Copyrights, Know-How, patents and trademarks.

          "Interim Balance Sheet Date" shall mean September 30, 2001.

          "Interim Financial Statements" shall have the meaning set forth in
Section 5.8 hereof.

          "IRS" shall have the meaning set forth in Section 5.19(a) hereof.

          "Know-How" shall mean technical and commercial information, data and documents, including (i) design drawings, (ii) specifications and performance criteria, (iii) operating instructions and maintenance manuals, (iv) manufacturing information, including supplier and cost information, (v) computer software and related documentation, including source and object code listings,
(vi) prototypes, photographs, models and samples and (vii) computer-aided design or computer-aided manufacturing data.

          "Knowledge of Buyer" shall mean facts or information actually known by Buyer's executive officers.

          "Knowledge of the Company and Seller" shall mean facts or information actually known by any of the following: Thomas Kent, David Mangelsdorf and Laurie Van Groningen.

          "Liabilities" shall mean debts, liabilities or obligations, whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, due or to become due, or fixed or unfixed.

          "Lien" shall mean, with respect to any asset, any imperfection of title, lien, pledge, encumbrance, lease or other charge or security interest in or on such asset.

          "Liquidated Losses" shall have the meaning set forth in Section 8.8 hereof.

          "Loss(es)" shall have the meaning set forth in Section 8.2 hereof.

          "Material Adverse Effect" shall mean a material adverse effect upon the business, assets, operations or financial condition of the Company, considered as a whole.

          "Material Contract" shall have the meaning set forth in Section 5.15 hereof.

          "Material Permits" shall have the meaning set forth in Section 5.16 hereof.

          "Nondisclosure Agreement" shall mean the Nondisclosure Letter Agreement dated June 28, 2001, between Artesyn Technologies, Inc. and Solectron Corporation (referenced in the Nondisclosure Agreement as Solectron, Inc.).

          "Notice" shall have the meaning set forth in Section 8.5 hereof.

          "Permits" shall mean licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted by any Governmental Authority.

          "Permitted Liens" shall mean (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings; (iii) deposits made in the ordinary course of business; (iv) Liens disclosed in this Agreement, in any of the Ancillary Agreements, or any of the Disclosure Schedules delivered pursuant hereto; (v) Liens imposed by law in the ordinary course including carriers', warehousemen's and mechanics' Liens and statutory landlords' Liens; and (vi) Liens made in the ordinary course in connection with workers' compensation, unemployment insurance and other types of social security.

          "Person" shall mean an individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative, association or other form of business organization (whether or not regarded as a business entity under Applicable Law), trust, estate or any other entity.

          "Proceedings" shall have the meaning set forth in Section 5.14 hereof.

          "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

          "Records" shall have the meaning set forth in Section 7.11 hereof.

          "Required Contractual Consent" shall mean each consent with respect to any Material Contract listed on Schedule 5.15 hereto required to be obtained
                                -------------
from the other party or parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the assignment of such Contract, the termination thereof, a breach or default thereunder or any other material change or modification to the terms thereof. Schedule 5.7 hereto includes the list of
                                       ------------
all Required Contractual Consents.

          "Resignations" shall have the meaning set forth in Section 7.4 hereof.

          "Returns" shall have the meaning set forth in Section 5.10 hereof.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Seller" shall have the meaning set forth in the preamble and Section
1.2 hereof.

          "Seller Ancillary Agreements" shall have the meaning set forth in
Section 4.2 hereof.

          "Seller's Certificate" shall have the meaning set forth in Section 9.1(d) hereof.

          "Senior Employees" shall have the meaning set forth in Section 7.10 hereof.

          "Stock" shall have the meaning set forth in the preamble.

          "Taxes" shall have the meaning set forth in Section 5.10 hereof.

          "Terminating Buyer Breach" shall have the meaning set forth in Section 10.1(vi) hereof.

          "Terminating Artesyn Breach" shall have the meaning set forth in
Section 10.1(v) hereof.

          "Third-Party Claim" shall have the meaning set forth in Section 8.5 hereof.

          "Transfer Taxes" shall have the meaning set forth in Section 7.5 hereof.

          "WARN" shall mean the Worker Retraining and Notification Act, as amended.

          Anything herein contained to the contrary notwithstanding, if any of the terms defined above are also expressly defined in any of the Ancillary Agreements, then, in such event, the definition set forth in such Ancillary Agreement shall control for all purposes of such Ancillary Agreement.

          1.2. Certain Rules of Construction.
               -----------------------------

          (a) "Seller" and "Buyer".  For purposes of this Agreement, unless the
               ------------------
context otherwise specifically requires, (i) "Seller" shall be deemed to be the owner of the Stock, and (ii)

"Buyer" shall be deemed to include any entity that is an Affiliate of Buyer and that is designated by Buyer to acquire title to any of the Stock pursuant to
Section 11.8 hereof.

          (b)  Interpretation.  As used in this Agreement, unless the context
               --------------
otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, words denoting natural persons shall include corporations, partnerships and other entities, and vice versa and the words "hereof", "herein", "hereto" and "hereunder", and words of similar import, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.

          (c)  Schedules.  The Disclosure Schedules referred to herein and
               ---------
delivered pursuant to this Agreement (collectively, the "Disclosure Schedules") are an integral part hereof, and are considered to be part of the representations and warranties to which they relate. Each such Disclosure Schedule shall be in writing and shall indicate the Section pursuant to which it is being delivered. Any information set forth in any Disclosure Schedule shall be deemed to be set forth in every other schedule to the extent the applicability of such information is apparent from the entry on such Disclosure Schedule. Seller and the Company may, at their option, include in one or more of the Disclosure Schedules delivered pursuant hereto items that are not "material" or otherwise required to be disclosed and the inclusion of any such item shall not be deemed to be an acknowledgment by Seller or the Company that it is "material" or that it is required to be disclosed.

          2.   Purchase and Sale of Stock.
               --------------------------

          2.1. Purchase and Sale. On the Closing Date, subject to the terms and
               -----------------
conditions contained herein, Seller shall sell, convey and transfer to Buyer, and Buyer shall purchase from Seller, all right, title and interest of Seller, legal and equitable, beneficially and of record, in and to the Stock. On the Closing Date, Seller shall deliver to Buyer, free and clear of all Liens (assuming the veracity of the representations and warranties contained in Section 6.8 hereof), against payment by Buyer of the Purchase Price, stock certificates(s) representing the Stock, duly endorsed in blank or with stock powers attached, in form proper for transfer.

          3.   Purchase Price.
               --------------

          3.1. Amount of Purchase Price. The aggregate purchase price for the
               ------------------------
Stock shall be $34,500,000, subject to adjustment pursuant to Section 3.4(e) hereof (the "Purchase Price").

          3.2. Payment at Closing. At Closing, Buyer shall pay to Seller the
               ------------------
Purchase Price plus or minus any adjustments determined at Closing on an estimated basis pursuant to Section 3.4(a) hereof and less the Escrow Amount for the Stock (the "Closing Payment"). The Closing Payment shall be paid on the Closing Date by Buyer's delivery of a wire transfer of immediately available funds to such account(s) as shall be designated by Seller prior to the Closing Date.

          3.3. Escrow. A portion of the Purchase Price, in an amount equal to
               ------
$3,450,000 (the "Escrow Amount") shall be paid on the Closing Date by Buyer's delivery of a wire transfer of immediately available funds to the account of State Street Bank and Trust

Company of California, N.A., as escrow agent ("Escrow Agent"), designated in the Escrow Agreement substantially in the form of Exhibit A hereto (as the same may
                                              ---------
be amended from time to time, the "Escrow Agreement") to be held and disbursed pursuant to the terms thereof.

          3.4. Adjustment of Purchase Price.
               ----------------------------

          (a) The Purchase Price shall be adjusted in each of the following instances, as determined at Closing on an estimated basis based on the Estimated Closing Balance Sheet in accordance with subsection (b) of this Section 3.4, by the amounts determined as follows:

               (i) In the event that the Closing Date Working Capital is a positive number, the Purchase Price shall be increased by an amount equal to such number; or

               (ii) In the event that the Closing Date Working Capital is a negative number, the Purchase Price shall be decreased by an amount equal to such number.

          (b) At Closing, the Company and Seller shall deliver to Buyer an estimated unaudited balance sheet as at the Closing Date (the "Estimated Closing Balance Sheet"), which shall be prepared in accordance with GAAP consistently applied with the Company's past practices.

          (c) As soon as is practicable after the Closing Date, and in no event more than thirty (30) days thereafter, Buyer shall prepare and deliver to Seller an unaudited balance sheet of the Company as of the Closing Date (the "Final Closing Balance Sheet"), which shall be prepared in accordance with GAAP on a basis consistent with the preparation of the Estimated Closing Balance Sheet. Buyer shall provide Seller and its representatives access at all reasonable times and in a manner so as not to interfere with the normal business operations of Buyer to all workpapers, records and personnel of the Company necessary or desirable in order to enable Seller to verify the amount of Closing Date Working Capital specified in the Final Closing Balance Sheet. Seller and its representatives shall be entitled to observe the preparation of the Final Closing Balance Sheet to whatever extent they may elect; provided, however, that
                                                         --------  -------
such observation is performed at all times in a reasonable manner.

          (d) If, within thirty (30) days following the delivery by Buyer to Seller of the Final Closing Balance Sheet, (1) Seller notifies Buyer in writing of Seller's acceptance thereof, or (2) Seller does do not notify Buyer in writing of any disagreements with respect thereto, then, in either such event, the Final Closing Balance Sheet shall become final and binding upon Seller and Buyer as presented. If, within such thirty (30) day period, Seller notifies Buyer in writing that Seller disputes any of the items reflected on the Final Closing Balance Sheet, and all of such disputed items have not been fully resolved by mutual agreement of Buyer and Seller within thirty (30) days after such notification thereof by Seller to Buyer, the item(s) remaining in dispute shall be, within ten (10) Business Days thereafter, submitted to the accounting firm of Arthur Andersen LLP or, if such firm is unavailable, to another nationally recognized accounting firm mutually acceptable to Buyer and Seller (in either case, the "Accountant Arbitrator"). The Accountant Arbitrator shall be directed to issue its written determination as to each of the items disputed within thirty (30) days after such submission. In connection with the foregoing, the Accountant Arbitrator shall be instructed (1) to make its determination as to each item in dispute based upon the application of GAAP consistently applied, as described in Section 3.4(b) hereof and (2) not to assign a value to any item greater than the greater value for such item claimed by either Buyer or Seller, or less than the smaller value for such item claimed by either Buyer or Seller. All determinations made by the Accountant Arbitrator and the Final Closing Balance Sheet as modified in accordance with such determinations shall be final and binding upon Buyer and Seller. The fees of the Accountant Arbitrator shall be borne by the party against whom the Accountant Arbitrator substantially rules.

          (e) The Purchase Price shall then be adjusted in each of the following instances, as determined by the Final Closing Balance Sheet, by the amounts determined as follows:

               (i) In the event that the Closing Date Working Capital is a positive number, the Purchase Price (without taking into account any adjustment thereto pursuant to Section 3.4(a) above) shall be increased by an amount equal to such number and (A) in the event that the Purchase Price as determined pursuant to this Section 3.4(e)(i) shall exceed the Purchase Price determined at Closing on an estimated basis pursuant to Section 3.4(a) above, Buyer shall pay to Seller the amount of such excess and (B) in the event that the Purchase Price as determined at Closing on an estimated basis pursuant to Section 3.4(a) above shall exceed the Purchase Price as determined pursuant to this Section 3.4(e)(i), Seller shall refund to Buyer the amount of such excess.

               (ii) In the event that the Closing Date Working Capital is a negative number, the Purchase Price (without taking into account any adjustment thereto pursuant to Section 3.4(a) above) shall be decreased by an amount equal to such number and (A) in the event that the Purchase Price as determined pursuant to this Section 3.4(e)(ii) shall exceed the Purchase Price determined at Closing on an estimated basis pursuant to Section 3.4(a) above, Buyer shall pay to Seller the amount of such excess and (B) in the event that the Purchase Price as determined at Closing, on an estimated basis pursuant to Section 3.4(a) above shall exceed the Purchase Price as determined pursuant to this Section 3.4(e)(ii), Seller shall refund to Buyer the amount of such excess.

Any payment due pursuant to this Section 3.4(e) shall be due and payable in cash by wire transfer of immediately available funds to such account as shall be designated by Buyer or Seller, as the case may be, no later than five (5) Business Days from the date the Final Closing Balance Sheet shall have become final and binding upon Seller and Buyer in accordance with Section 3.4(d) hereof.

          4.   Closing.
               -------

          4.1. Place and Date. The closing of the purchase and sale of the Stock
               --------------
pursuant hereto (the "Closing") shall take place (i) at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020, at 10:00 A.M., New York City time, on November 30, 2001 or at such other time, date and/or place as may be agreed upon by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          4.2. Actions by Seller. At the Closing, Seller shall deliver to Buyer:
               -----------------

          (a) certificate(s) evidencing the Stock duly endorsed in blank and with stock powers attached, in form proper for transfer; and

          (b) the Escrow Agreement duly executed by Seller, substantially in the form of Exhibit A hereto.
            ---------

          The documents referred to in clauses (a) and (b) above are hereinafter sometimes severally referred to as a "Seller Ancillary Agreement" and collectively referred to as the "Seller Ancillary Agreements."

          4.3. Actions by Buyer. At the Closing, Buyer shall deliver to Seller,
               ----------------
Escrow Agent or the Senior Employees, as applicable:

          (a) the Closing Payment and the Escrow Amount in accordance with Sections 3.1 and 3.3 hereof; and

          (b) the Escrow Agreement duly executed by Buyer, substantially in the form of Exhibit A hereto;
        ---------

          (c)  the Employment Offer Letter duly executed by Buyer.

          The documents referred to in clauses (b) and (c) above are hereinafter sometimes severally referred to as a "Buyer Ancillary Agreement" and collectively referred to as the "Buyer Ancillary Agreements."

          5.   Representations and Warranties of Seller and the Company. The
               --------------------------------------------------------
Company (if the Closing does not occur) and Seller (only if the Closing does occur) hereby severally represent and warrant to Buyer as follows:

          5.1. Title to the Stock. Seller is the sole beneficial and legal owner
               ------------------
of all the Stock and such Stock is owned free and clear of all Liens. Upon delivery of the Purchase Price, Buyer shall acquire from Seller good and marketable title to the Stock, free and clear of all Liens, other than securities law restrictions of general applicability.

          5.2. Corporate Existence and Power. The Company is a corporation duly
               -----------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

          5.3. Authorization. The execution and delivery by each of Seller and
               -------------
the Company of this Agreement and the Seller Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Seller and the Company of their obligations hereunder and thereunder, are within the corporate powers of each of Seller and the Company, respectively, and have been duly authorized by all necessary corporate action on the part of each of Seller and the Company, respectively. This Agreement constitutes, and each Seller Ancillary Agreement when executed and delivered by Seller and/or the Company pursuant to this Agreement will constitute, a legal, valid and binding obligation of each of Seller and the Company (as applicable) in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors' rights generally, and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          5.4. Capitalization; Options; Seller's Rights.  The authorized capital
               ----------------------------------------
stock of the Company consists solely of two hundred (200) shares of common stock, par value $0.01 per share ("Common Stock"). There are, and on the Closing Date there will be, one hundred (100) shares of Common Stock issued and outstanding, and there are no other shares of capital stock of the Company issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. As of the Closing, there will be no outstanding obligations, options, warrants, convertible securities, subscriptions, or other commitments or rights (matured or contingent) of any nature to acquire or subscribe for any securities or other equity interests of or in the Company. As of the Closing, there will be no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which any stockholder of the Company may vote. As of the Closing, there will be no preemptive rights, rights of first refusal, voting rights, change of control or similar rights, anti-dilution protections or other rights that any stockholder, officer, employee or director of the Company or any other Person would be entitled to exercise or invoke as a result of the purchase by Buyer of the Stock.

          5.5. Noncontravention.  The execution and delivery by the Company or
               ----------------
Seller of this Agreement and the Seller Ancillary Agreements, the performance by the Seller or the Company of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice or the passage of time) (a) (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company; (ii) contravene or conflict with or constitute a violation of any provision of Applicable Law; and (iii) assuming receipt of the Required Contractual Consents, result in a breach, conflict, violation or constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under any Contract, and that would have or is reasonably expected to have, a Material Adverse Effect or (b) result in the creation or imposition of any Lien other than Permitted Liens upon any of the Company's properties or assets.

          5.6. Interests in Other Entities.  The Company does not (i) own,
               ---------------------------
directly or indirectly, legally or beneficially, any shares of voting stock or other equity securities of any other corporation or entity, (ii) have any ownership interest, direct or indirect, legally or beneficially, in any entity, or (iii) have any obligation, direct or indirect, present or contingent, to purchase or subscribe for any interest in, or in any way make investments in, any Person.

    5.7.  Consents.  Except as set forth on Schedule 5.7 hereto, which schedule
          --------                          ------------
includes the list of the Required Contractual Consents, the execution and delivery by Seller and/or the Company of this Agreement and the Seller Ancillary Agreements, the performance by them of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, require no action, by consent or approval of, or filing with any Governmental Authority or other Persons.

    5.8.  Financial Statements. The Company has heretofore delivered to Buyer
          --------------------
and attached as Schedule 5.8 hereto (i) the unaudited balance sheet of the
                ------------
Company, as at the end of the fiscal year ended December 31, 2000, and the related statements of income and cash flows of the Company for the fiscal year then ended, and (ii) the unaudited balance sheet of the Company as at the Interim Balance Sheet Date and related statements of income and cash flows of the Company for the nine (9) month period then ended (collectively, the "Financial Statements"). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis (except for the absence of footnotes and other financial statement disclosures required by GAAP and as may be otherwise noted therein), (ii) were prepared based upon the Books and Records (which have been maintained in accordance with the Company's normal accounting practices), and (iii) fairly present in all material respects the financial position of the Company as at the respective dates thereof and results of operations for the periods indicated, subject in the case of the Financial Statements as at the Interim Balance Sheet Date (the "Interim Financial Statements") to normal year-end adjustments.

    5.9.  Absence of Certain Changes.  Since the Interim Balance Sheet Date, the
          --------------------------
Company has conducted the Business in the ordinary course consistent with past practice and, except as set forth on Schedule 5.9 hereto, the Company has not:
                                     ------------

    (i) experienced any events or circumstances that have had or would reasonably be expected to have a Material Adverse Effect, other than those, if any, resulting from changes in general conditions applicable to the industries in which the Business is involved or of economic and financial events of general applicability;

    (ii) entered into any material contract, except those entered into in the ordinary course of the Business and consistent with past practice, none of which involves annual aggregate payments in excess of $150,000;

    (iii) permitted or allowed any of its property or assets (personal or mixed, tangible or intangible) to be subjected to any Lien, other than a Permitted Lien;

    (iv)  cancelled or reduced any material debt or claim held by it;

    (v) granted any material increase in the compensation, direct or indirect, paid or payable to any of its officers, directors, employees or agents other than in the ordinary course of business or pursuant to agreements in effect as of the Interim Balance Sheet Date;

    (vi)  made any capital expenditures in excess of an aggregate of $50,000

     (vii) made any significant change in any method of accounting or accounting practice;

     (viii) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, debtholders, stockholders or employees; or

     (ix) agreed, whether in writing or otherwise, to take any action described in this Section 5.9 hereof unless such action is specifically excepted from this Section 5.9 hereof or set forth on Schedule 5.9 hereto.
                  ------------

     5.10.     Tax Matters.  The Company has filed with the appropriate
               -----------
governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by the Company (collectively, "Returns"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("Taxes") due, together with any interest, penalties, assessments and deficiencies owed by the Company. Except as set forth on Schedule 5.10 hereto,
                                                          -------------
the Company is not currently the beneficiary of any extension of time within which to file any Returns. There are no filed or other known tax liens upon any assets of the Company. The Company has not waived in writing any statute of limitations in respect of Taxes or executed or filed with any Governmental Authority any agreement extending the period for the assessment or collection of any Taxes, nor is a party to any pending or, to the Knowledge of the Company and Seller, threatened Proceeding, or examination or audit, by any Governmental Authority for the assessment or collection of Taxes.

     5.11.     Title to Property and Assets.  The Company has good title to
               ----------------------------
all of its material tangible properties and assets (i) purported to be owned by it that are reflected as assets on the Interim Balance Sheet and (ii) not so reflected on the Interim Balance Sheet because not required to be reflected thereon but that are used in the Business, or because acquired by the Company since the Interim Balance Sheet Date (except for inventory and other assets disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date), free and clear of any Lien, except Permitted Liens and any Liens listed on Schedule 5.11 hereto.
                                        -------------

     5.12.     Fixed Assets.  Schedule 5.12 hereto sets forth a complete and
               ------------   -------------
accurate list of all machinery, equipment and other fixed assets of the Company (the "Equipment") having a book value in excess of $50,000 as of September 30, 2001. Each such item of Equipment is in good operating condition, normal wear and tear excepted.

     5.13.     Real Property.  The Company does not own, in fee or otherwise,
               -------------
or have a contractual right or obligation to acquire any real property or buildings. Schedule 5.13 hereto sets forth all leases, subleases or other
            -------------
agreements pursuant to which the Company has the right to use or occupy any real property. True and correct copies or summaries of such leases, subleases and other agreements have been delivered to Buyer and each is a valid agreement in accordance with its terms, and the Company is not in material default with the provisions of each such agreement and no other party thereto is, to the Knowledge of the Company and Seller, in material default thereunder.

          5.14.  Legal Proceedings.  Except as set forth on Schedule 5.14
                 -----------------                          -------------
hereto, there are no (i) actions, suits, hearings, arbitrations, proceedings or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of the Company and Seller, threatened, against the Company in which there is a substantial likelihood of a determination or resolution adverse to the Company and that, if so adversely determined or resolved, could reasonably be expected to have a Material Adverse Effect; or (ii) any outstanding orders, judgments or decrees (other than those of general application) of any Governmental Authority that are binding upon the Company that have had, or that could reasonably be expected to have, a Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company and Seller, threatened against the Company that seek to enjoin or rescind any of the transactions contemplated by this Agreement or otherwise prevent the Company or Seller from complying with any of the terms and provisions of this Agreement or any Ancillary Agreement.

          5.15.  Certain Contracts. Schedule 5.15 hereto contains a list of the
                 -----------------  -------------
Contracts which are of the following types (except for those which have been disclosed on any of the other Disclosure Schedules) (the "Material Contracts"):

          (i) any lease agreement (whether as lessor or lessee) relating to real or personal property, other than those lease agreements which do not in any case provide for aggregate rental payments of more than $100,000 per year;

          (ii) any stay bonus or retention, continuation pay, indemnification or severance agreement which are not terminable by the Company;

          (iii) any agreement for the purchase of any machinery or capital assets, or the incurrence of any capital expenditure (including, but not limited to, expenditures for the construction or modification of any structure) involving in excess of $100,000 in any one case;

          (iv) any purchase order or other agreement for the purchase of materials, supplies or services in excess of $50,000 in any one case;

          (v) any license, distribution, dealership, marketing, sales agent, franchise or similar agreements relating to or providing for the marketing and/or sale of the products or services of the Business which are not terminable by the Company without material penalty upon ninety (90) days' or less notice to the other party thereto;

          (vi) any partnership, joint venture, cooperative development or other similar arrangements;

          (vii) any agreement granting to any Person a Lien upon any of the Company's assets, other than Permitted Liens, including, but not limited to, agreements for the factoring or assignment of Accounts or inventory;

          (viii) any agreement which restricts Seller from entering into any line of business or any agreement which contains geographic restrictions on the ability of Seller in respect of the Business to conduct business activities;

          (ix) any confidentiality agreement or non-disclosure agreement not made in the ordinary course of the Business;

          (x) any other Contract, not entered into in the ordinary course of the Business, which provides for remaining payments in excess of $50,000 in the aggregate;

          (xi) any agreement for the sale of products or services of the Business containing warranty or guarantee obligations other than those entered into in the ordinary course of the Business; and

          (xii) any other Contract that is material to the Business and that involves annual consideration in excess of $100,000.

True copies, as they exist in the possession of the Company, of all Material Contracts have been furnished to Buyer. Except as set forth on Schedule 5.15,
                                                                -------------
each Material Contract is in full force and effect, no Person other than the Company that is a party thereto or otherwise bound thereby is, to the Knowledge of the Company and Seller, in default thereunder, and, to the Knowledge of the Company and Seller, no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder. Except as set forth on Schedule 5.15, the
                                                          -------------
Company is not in material default of any Material Contract and, to the Knowledge of the Company and Seller, of no event, occurrence, condition or act exists by or on behalf of the Company that, with the giving of notice or the lapse of time or both, would give rise to a material default by the Company thereunder and, to the Knowledge of the Company and Seller, there have been no threatened cancellations thereof and there are no outstanding material disputes thereunder.

          5.16.  Permits.    To the Knowledge of the Company and Seller, except
                 -------
for such Permits the lack of which have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company possesses or has been granted all Permits currently required under any Applicable Law for the operation of the Business (collectively, the "Material Permits"). The Material Permits are listed on Schedule 5.16 hereto and are in full force and effect.
                      -------------
The Company has not received written notice from any Governmental Authority of any pending or threatened investigations that could reasonably be expected to result in (i) the loss or revocation of any such Permit or (ii) the suspension or cancellation of any such Permit.

          5.17.  Compliance with Laws.    Except as set forth on Schedule 5.17,
                 --------------------                            -------------
to the Knowledge of the Company and Seller, except for such violations as have not had, and could not reasonably be expected to have, a Material Adverse Effect, the Company is in compliance with all Applicable Laws. Except as set forth on Schedule 5.17 hereto, the Company has not received
         -------------
from any Governmental Authority any written notification, including, without limitation, any such notice of violation or letter of non-compliance with respect to possible material conflicts, defaults or violations of Applicable Laws.

          5.18.  Intellectual Property.    Schedule 5.18 hereto contains a true
                 ---------------------     -------------
and correct list of the United States and foreign patents, registered Copyrights, registered trademarks, service marks and tradenames, applications for any of the foregoing held by the Company, and written permits, grants, options and licenses (other than "shrink-wrap" licenses) or other rights in writing running to or from the Company relating to Intellectual Property owned or used by the Company in connection with the Business. The Company has not received any written notice from any other Person challenging its ownership or rights to use any Intellectual Property owned by the Company; to the Knowledge of the Company and Seller, operation of the Business does not materially infringe any Intellectual Property of any Person; and to the Knowledge of the Company and Seller, there is no infringement by any Person of Intellectual Property owned by the Company.

          5.19.  Employee Plans; Labor Relations.
                 -------------------------------

          (a)    Schedule 5.19(a) hereto contains a true and complete list of
                 ---------------
all pension, profit sharing, retirement, deferred compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by the Company or under which the Company has any obligations (other than obligations to make current wage or salary payments) in respect of any of the Employees or their beneficiaries (each individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). The Company has made available to Buyer true and complete copies of all plan documents, as such may have been amended to the date hereof, embodying the Employee Benefit Plans, all trust documents, the most recent determination letters issued by the Internal Revenue Service (the "IRS"), employee booklets, summary and descriptions, the most recent, if any, Form 5500 reports, standard COBRA forms and notices, and any material employee communications, in each case relating to any Employee Benefit Plan. True and complete copies of the Company's personnel manuals have been made available to Buyer. The Company's policies and methods in respect of vacation time are set forth in such manuals. Seller and/or the Company have no unfunded liability or obligations under any Employee Benefit Plan. Except in respect of the plans, programs and arrangements set forth in Schedule 5.19(a) and as
                                                  ----------------
provided by Section 7.10 hereof, the Company has no agreements with any employees of the Company concerning their employment by the Company or Buyer following the Closing.

          (b) All Employee Benefit Plans have materially complied in form and operation with their respective provisions, any applicable provisions of ERISA, the Code, and all other Applicable Laws. All contributions to and payments from the Employee Benefit Plans that have been required to be made in accordance with the provisions of the Employee Benefit Plans and, where applicable, ERISA and the Code have been made or are adequately accrued and reflected on the Books and Records of the Company. To the Knowledge of the Company and Seller, the Company and its officers, employees or agents have not committed any breach of fiduciary responsibility with respect to the Employee Benefit Plans to which ERISA is applicable that could subject Buyer or the Company to any material liability under ERISA.

          (c) No employee of the Company is represented by any union or other labor organization. There is no unfair labor practice complaint against the Company pending or, to the Knowledge of the Company and Seller, threatened before the National Labor Relations Board. There is no labor strike, slow down or work stoppage actually pending or, to the Knowledge of the Company and Seller, threatened against the Company. To the Knowledge of the Company and Seller, no grievances could reasonably be expected to have a Material Adverse Effect on the Company.

          5.20.  Insurance.    Schedule 5.20 hereto contains a complete and
                 ---------     -------------
correct list of all policies of insurance in which the Company or its officers or directors (in such capacity) are an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously made available to Buyer. Such policies are in full force and effect. The Company is not in material default with respect to any provision contained in any such policy.
The Company has not received or given notice of cancellation or non-renewal with respect to any such policy in the past twelve (12) months.

          5.21.  Accounts Receivable and Accounts Payable.  All Accounts of the
                 ----------------------------------------
Company reflected on the Interim Balance Sheet arose from bona fide transactions
                                                          ---- ----
in the ordinary course of business. All Accounts of the Company that arose after the Interim Balance Sheet through the date hereof are a result of bona
                                                                        ----
fide transactions in the ordinary course of business.  To the Knowledge of the
----
Company and Seller, there are no setoffs or counterclaims in respect of such Accounts. The accounts payable reflected in the Interim Balance Sheet or arising after the date thereof are a result of from bona fide transactions in
                                                    ---- ----
the ordinary course of business, and were paid, are being or will be paid in the ordinary course of business consistent with the Company's past practices.

          5.22.  Affiliated Transactions.    Except as set forth in Schedule
                 -----------------------                            --------
5.22 hereto, neither Seller nor any other director, officer or Affiliate of the
----
Company: (i) has borrowed money from or loaned money to the Company that has not been repaid; (ii) has an interest in any property, rights or assets owned and/or used by the Company in the Business; or (iii) is party to a contract or other agreement with the Company or is engaged in any material transaction or arrangement with the Company (other than any employment agreements or arrangements).

          5.23.  Environmental Matters.    The Company has not received any
                 ---------------------
written notice from any Governmental Authority that any real property now owned, leased, managed, operated or otherwise used by it is on any Federal, state or foreign "superfund" or similar list or has been the site of any activity giving rise to any Liability with respect thereto and have not received any written notice of any Environmental Claim. To the Knowledge of the Company and Seller, no Hazardous Materials have been spilled, released, discharged or disposed of from, on or under any property owned, leased or operated by the Company during the occupancy and use thereof in violation of any Environmental Law. The Company has no order or agreement with respect to the clean-up or remediation of any treatment, storage or disposal site or facility in respect of any violation of Environmental Laws.

          5.24.  Advisory Fees.    Except for Robert W. Baird & Co.
                 -------------
Incorporated, no Person acting on behalf of Seller and/or the Company or under the authority of Seller and/or the

Company is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.

          5.25.  Bank Accounts; Powers of Attorney.    Schedule 5.25 hereto sets
                 ---------------------------------     -------------
forth a true and complete list of each bank or other financial institution at which the Company maintains account or safe deposit boxes, the corresponding number of each such account or safe deposit box and the names of all persons holding check-signing or withdrawal power or other authority with respect thereto. Also set forth on Schedule 5.25 is a true and complete list of all
                            -------------
powers of attorney in effect in respect of the Company.

          5.26.  No Actual Knowledge of Breaches.  To the Knowledge of the
                 -------------------------------
Company and Seller, Buyer has not breached any representation, warranty, covenant or agreement made by Buyer and contained herein.

          6.     Representations and Warranties of Buyer.   Buyer hereby
                 ---------------------------------------
represents and warrants to Seller as follows:

          6.1.   Corporate Existence and Power.    Buyer is a corporation duly
                 -----------------------------
incorporated, validly existing and in good standing under the laws of the State of California and has all corporate power required to own, lease and operate its properties and assets and to carry on its business as presently conducted.

          6.2.   Corporate Authorization.    The execution and delivery by Buyer
                 -----------------------
of this Agreement and the Buyer Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance by Buyer of its obligations hereunder and thereunder, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and each Buyer Ancillary Agreement when executed and delivered by Buyer pursuant to this Agreement will constitute, a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors' rights generally, and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

          6.3.   Noncontravention. The execution and delivery by Buyer of this
                 ----------------
Agreement and the Buyer Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without the giving of notice or the passage of time): (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer; (ii) contravene or conflict with or constitute a violation of any provision of Applicable Law; or (iii) result in a breach, conflict, violation, or constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Buyer is entitled under, any agreement or obligation to which it is a party or otherwise bound.

          6.4.   Consents. The execution and delivery by Buyer of this Agreement
                 --------
and the Buyer Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, require no action by, consent or approval of, or filing with, any Governmental Authority or other Person.

          6.5. Financing.    Buyer will have on the Closing Date sufficient cash
               ---------
on hand to pay the Purchase Price, including any adjustment pursuant to Section
3.4 hereof, in full and to make all other payments due on the Closing Date in connection with the transactions contemplated by this Agreement and the Buyer Ancillary Agreements. Buyer acknowledges that obtaining financing is not a condition to the obligation of Buyer to consummate at the Closing the transactions contemplated by this Agreement and the Buyer Ancillary Agreements.

          6.6. Legal Proceedings.    There are no Proceedings pending or, to the
               -----------------
Knowledge of Buyer, threatened against Buyer that seek to enjoin or rescind any of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements or otherwise prevent Buyer from complying with any of the terms and provisions of this Agreement or any of the Buyer Ancillary Agreements.

          6.7. Advisory Fees.    No Person acting on behalf of Buyer or under
               -------------
the authority of Buyer is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.

          6.8. Investment in Stock  Buyer acknowledges that the Stock is not
               -------------------
registered under the Securities Act or under any state or foreign securities laws and that the Stock is being sold to Buyer in material reliance upon the representations and warranties contained in this Section 6.8. Buyer further understands that the offer and sale of the Stock are intended to be exempt from registration under the Securities Act and under any applicable state and foreign securities laws. In furtherance thereof, Buyer represents and warrants to and agrees with Seller that (i) Buyer is purchasing the Stock for Buyer's own account, for investment purposes only and not with a view to the resale or distribution thereof except in compliance with the Securities Act and any applicable state and foreign securities laws and (ii) Buyer is an "accredited investor," as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

          6.9. No Actual Knowledge of Breaches. To the Knowledge of Buyer,
               -------------------------------
Seller has not breached any representation, warranty, covenant or agreement made by Seller and/or the Company and contained herein.

          6.10. Disclaimer.  Buyer acknowledges and agrees that it has conducted
                ----------
its own investigation of the Business and, except for the representations and warranties of Seller and the Company expressly contained herein (and on which it has relied), it has relied on no other representation or warranty, express or implied, including, without limitation, implied warranties of merchantability and fitness for use or a particular purpose.

          7.    Covenants and Agreements.
                ------------------------

          7.1.  Consents and Authorizations. Subject to the terms and conditions
                ---------------------------
herein contained, promptly after the date hereof, each of the parties hereto shall cooperate with the other and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to ensure that the conditions set forth in Section 9 hereof are satisfied and to consummate the transactions contemplated by this Agreement and the

Ancillary Agreements. The parties hereto shall use reasonable best efforts to obtain, and to cooperate with the others in obtaining, all authorizations, consents, orders and approvals of any Governmental Authority or any other Person that are necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall take all reasonable actions to avoid the entry of any order or decree by any Governmental Authority prohibiting the consummation of the transactions contemplated hereby or thereby and shall use reasonable best efforts to promptly resolve any court or governmental action that shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated hereby.

          7.2. Conduct of Business.
               -------------------

          (a)  Affirmative Covenants.  During the period from the date hereof
               ---------------------
until the Closing Date (or the earlier termination of this Agreement), except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement (including the Disclosure Schedules), the Company shall:

               (i) operate the Business only in the usual and ordinary course and in accordance with past practice;

               (ii) use commercially reasonable efforts, in the ordinary course of business consistent with past practice, to preserve intact its business organizations and keep available the services of its officers, directors, employees, agents and consultants;

               (iii) maintain the assets and properties of the Company in the usual and ordinary course and in accordance with past practice;

               (iv) use commercially reasonable efforts to maintain insurance coverage in full force and effect with respect to the Business and the assets and properties of the Company that is comparable in amount, scope and type to that in effect on the date of this Agreement;

               (v) use reasonable best efforts in the ordinary course of business consistent with past practice to preserve its relationships with the suppliers, customers and others having business dealings with the Company, and to preserve the goodwill and ongoing operations of the Business; and

               (vi) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years.

          (b)  Negative Covenants.  During the period from the date hereof until
               ------------------
the Closing Date (or the earlier termination of this Agreement), except as Buyer may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement (including the Disclosure Schedules), the Company shall not:

          (i) acquire, by merger, consolidation, purchase or otherwise, a material amount of assets other than in the ordinary course of the Business consistent with past practices;

          (ii) incur, assume, guaranty or otherwise become liable in respect to any indebtedness for money borrowed or subject any of the Stock to any Lien other than Permitted Liens;

          (iii) sell, lease, transfer, assign or otherwise dispose of any significant portion of the assets of the Company, except for dispositions in the ordinary course of the Business consistent with past practice;

          (iv) enter into any Contract, or modify, terminate, amend or grant any waiver in respect of any Contract, except, in either case, in the ordinary course of the Business consistent with past practice;

          (v) grant to any Employee any increase in compensation in any form (other than pursuant to existing Contracts and Employee Benefits Plans, and except for increases made in the ordinary course of the Business and consistent with past practice);

          (vi) enter into any transaction or Contract with any Affiliate, other than transactions or agreements (a) in the ordinary course of the Business consistent with past practice including declaration of dividends and terminable at will by either party at the Closing, or (b) involving payments of less than $50,000 in any one case or series of related cases; or

          (vii) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (vi).

     7.3. Access to Information.  Subject to the terms and conditions set forth
          ---------------------
in the Nondisclosure Agreement (which shall terminate and be of no further force or effect on the Closing Date), during the period commencing on the date of this Agreement and ending on the Closing Date: (i) the Company shall provide, or cause to be provided, to Buyer and its representatives, (A) such financial and operating data and other information as Buyer or its representatives may from time to time reasonably request and (B) reasonable access during normal business hours to the assets, properties, plants, offices, warehouses and other facilities, Books and Records of the Company and Contracts as Buyer may from time to time reasonably request; and (ii) Buyer and its representatives shall be entitled to consult, upon reasonable request and only with prior approval of the Company, (A) with the representatives, officers and employees of the Company and
(B) the customers of the Company.

     7.4. Resignations.  On or before the Closing Date, Seller shall cause
          ------------
to be delivered to Buyer duly executed resignations (the "Resignations"), effective immediately after the Closing, of those officers and directors of the Company as shall be requested by Buyer in writing delivered to Seller on or before the fifth (5/th/) Business Day prior to the Closing.

     7.5. Transfer Taxes.  Notwithstanding anything to the contrary contained
          --------------
herein, Buyer shall be responsible for all sales, use, transfer, real property transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees imposed upon, or incurred in connection with, the transactions contemplated by this Agreement (collectively, the "Transfer Taxes") and all necessary tax returns and other documentation with respect to any Transfer Taxes shall be filed by the party required to do so by Applicable Law.

          7.6. Supplemental Disclosure Schedules. Seller shall, from time to
               ---------------------------------
time after the date of this Agreement through the Closing by notice given in accordance with this Agreement, supplement or amend any Disclosure Schedule to correct any matter which would constitute a breach of any of its representations and warranties herein contained. No such supplemental or amended Disclosure Schedule shall be deemed to cure any breach of such representation or warranty for any purpose if the Closing does not occur as a result of such breach. If, however, the Closing occurs, any such supplement or amendment of any Disclosure Schedule shall be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed by reason of Seller not having made such supplement or amendment.

          7.7  Name Change. From the Closing Date, Buyer shall promptly (and in
               -----------
all events within thirty (30) days thereafter) revise product literature, change signage and stationery, and otherwise discontinue the use of trademarks and trade names of Seller or its Affiliates, including, without limitation, the name "Artesyn", any Artesyn emblem, and any variation(s) thereof, and Buyer shall clearly identify to third parties after the Closing Date that the Business is owned and operated by Buyer.

          7.8. Confidentiality. (a) Buyer and Seller acknowledge that all
               ---------------
information concerning the Company's business, financial condition, operations, strategies and prospects, including, but not limited to, customer, supplier and distributor lists, trade secrets, plans, manufacturing techniques, sales, marketing and expansion strategies, products, services, production, development, technology and processes and all related technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data relating to the Company are valuable, special and unique assets of the Company (collectively, the "Confidential Information"); provided,
                                                               --------
however, that Confidential Information shall not include any information that
-------
(x) is or shall become generally known to the public (other than as a result of a breach of this Agreement); (y) shall become available to a disclosing party from an unaffiliated third party; provided, that such party shall not be under
                                  --------
any obligation of confidentiality to another party to this Agreement; or (z) is required by law, court order or legal process to be disclosed; provided, that
                                                               --------
the disclosing party shall give all other parties to this Agreement prompt written notice of any such legal or judicial process requiring disclosure of Confidential Information and shall reasonably cooperate with the other party in any lawful action that such other party desires to take to limit the disclosure required by such legal or judicial process, and shall permit any other party to this Agreement to attempt, by appropriate legal means, to limit and/or delay such disclosure.

          (b) Buyer agrees that neither Buyer nor any of its Affiliates shall (until after, and subject to, the Closing), directly or indirectly, disclose any Confidential Information to any Person or make use of or exploit any Confidential Information for its own purposes or for the benefit of any Person, other than to its accountants, attorneys or other representatives to the extent reasonably necessary to complete its due diligence review of the Company and to document and consummate the transactions contemplated by this Agreement; provided, however,
--------  -------
that Buyer shall notify such accountants', attorneys' or other representatives' of Buyer's obligations under the terms of this Section 7.8 and Buyer shall be responsible for its accountants, attorneys or other representatives compliance with the provisions of this Section 7.8. If this Agreement is terminated pursuant to Section 10 hereof, Buyer shall return all Confidential Information and all copies thereof to the Company, destroy any extracts, summaries or notes derived therefrom, and shall not disclose, exploit or use of any Confidential Information for its own purposes or for the benefit of any Person.

          (c) Seller acknowledges and agrees that all Confidential Information is the exclusive property of the Company and, after the Closing, of Buyer and the Company. After the Closing, Seller shall not disclose, directly or indirectly, Confidential Information to any Person or make use, directly or indirectly, of or exploit for its own purposes or the benefit of any other Person any Confidential Information.

          7.9.   Equitable Relief.  Buyer and Seller acknowledge and agree that
                 ----------------
any breach by Buyer or Seller of any provision of Section 7.8 hereof would cause irreparable injury and could not be remedied solely by monetary damages. In the event of a breach or threatened breach of any of such provisions, any non-breaching party shall be entitled to equitable relief, including, without limitation, injunctive relief and specific performance, without proof of actual damages. Such relief shall be in addition to any other remedies available at law or in equity.

          7.10.  The Employees. Buyer agrees that it shall make offers of
                 -------------
employment in the form of Exhibit B hereto ("Employment Offer Letters") to the
                          ---------
senior employees of the Company listed on Exhibit C hereto (the "Senior
                                          ---------
Employees"). Buyer agrees that after the Closing it will make arrangements for all regular, active Employees as of the Closing, their spouses and eligible dependants, to be eligible to participate in employee benefit plans and programs which in the aggregate are comparable to the employee benefit plans and programs presently provided by the Company including without limitation, stock option and 401(k) plans provided by Buyer to its employees generally, and that such employees, their spouses and eligible dependents, as applicable, shall be given credit for their respective years of prior service with the Company and 2001 contributions to the Company's 401(k) plan for all purposes including without limitation, vacation accrual and matching benefits, and any preexisting conditions or limitations with respect to health, life and disability benefits shall be waived. Further, if such plans are provided during the 2001 plan year, such employees shall be credited for any health expenses incurred prior to the Closing Date during the 2001 plan year for purposes of any deductible, co-pay or out-of-pocket limit under any health plan or program of Buyer. Until such time as Buyer's plans are offered to eligible Employees, the Employees will continue to be eligible to participate in the Company's plans, other than the Company's 401(k) plan, under the same conditions as prior to the Closing. Nothing in this Agreement shall confer, or shall be construed to confer, upon any Employee as of the Closing any right to the continuance of employment with the Company or Buyer nor shall anything contained in this Agreement limit in any manner the right of the Company or Buyer to terminate any such employee at any time or for any reason Buyer will provide any notices to the employees of the Company and take any related actions that might be required under any Applicable Law, including WARN or any foreign, state or local law, with respect to events that occur contemporaneously with or after the Closing in connection with or as a result of the contemplated transactions.

          7.11.  Access to Records.  For a period of at least six (6) years from
                 -----------------
the Closing Date, Buyer and the Company agree to retain all agreements, documents, books, records and files in their possession or in the possession of any of their Affiliates relating to the Business (collectively, the "Records"). After the Closing, upon reasonable advance notice given by Seller, Buyer and the Company shall give, or cause to be given, to the representatives (including counsel and accountants) of Seller access, during normal business hours, to the Records relating to periods prior to the Closing, and shall permit such representatives to examine and copy such Records to the extent reasonably requested by Seller in connection with the preparation of tax and financial reporting matters, audits, legal proceedings, Third-Party Claims, governmental investigations and other valid business purposes; provided, however, that
                                                  --------  -------
nothing herein shall obligate Buyer or the Company to (i) take any actions that would unreasonably disrupt the normal course of its business or (ii) violate the terms of any agreement to which it is a party or to which it or any of its assets is subject.

          7.12.  Further Assurances.  At any time and from time to time after
                 ------------------
the Closing Date, Buyer, the Company and Seller shall each execute and deliver all such documents and instruments, and do all such acts, as the other may reasonably request in order to: (i) transfer, assign, deliver and convey to Buyer the Stock free and clear of all Liens other than Permitted Liens; (ii) implement the provisions of the Ancillary Agreements; and (iii) otherwise carry out the intent of the parties under this Agreement and the Ancillary Agreements.

          7.13.  Public Announcements.  Until forty-eight (48) hours after the
                 --------------------
Closing Date, each of the parties hereto (i) will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and (ii) will not, except as may be required by Applicable Law, issue any such public statement without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed).

          7.14.  Election Pursuant to Section 338(h)(10).  Within one hundred
                 ---------------------------------------
and twenty (120) days after Closing, Seller and Buyer shall cooperate to take or cause to be taken, and shall take or cause to be taken, all actions necessary and appropriate to effect a timely proper election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and, to the extent possible, to make similar elections for state and local income tax purposes. Seller and Buyer shall comply fully with all filing and other requirements necessary to effectuate such elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any tax returns required to be filed by Seller, the Company and Buyer in connection with the making of the elections, including the exchange of information and the joint preparation and delivery to each other within thirty (30) days after Closing of a properly executed Form 8023 ("Elections Under Section 338 for Corporations Making Qualified Stock Purchase"), including related schedules, and the filing of such Form and related schedules with their respective income tax returns, and the income tax return of the Company for its taxable year ending on the Closing, in the time and manner prescribed by law. In addition, in accordance with the instructions to Form 8023, Buyer shall be responsible for filing a complete and executed original of the Form 8023 with the District Director for the Internal Revenue Service where the main corporate office of Buyer is located (or, if Buyer is a member of a consolidated group, with the District Director of the common parent of the consolidated group). The Form 8023, as completed and jointly executed by Seller and Buyer, shall reflect a binding allocation of the

Purchase Price (as reduced by any imputed interest determined under Section 1274(d) of the Code with respect to amount to be released from the Escrow) among the Class I, II, III, IV, V, VI and VII assets of the Company, as prescribed by the Treasury Regulations under Section 338 of the Code and the instructions to Form 8023.

          8.   Indemnification.
               ---------------

          8.1. Survival of Representations and Warranties.   Each representation
               ------------------------------------------
and warranty contained in this Agreement and any of the Ancillary Agreements and each covenant and agreement made herein and required to be performed on or prior to the Closing Date shall survive the Closing Date and remain in full force and effect for a period of twelve (12) months thereafter; provided, however, that
                                                      --------  -------
any claim for indemnification hereunder (indicating with reasonable specificity the basis for such claim), written notice of which shall have been given to the other party within the survival period, shall survive the termination of the survival period and continue until the resolution of such claim. The covenants and agreements contained in this Agreement or any of the Ancillary Agreements to be performed from and after Closing shall survive the Closing Date and shall continue in effect in accordance with their respective terms.

          8.2. "Losses" Defined.  For purposes of this Section 8, the term
                ---------------
"Loss" or "Losses" shall mean each and all of the following items: claims, losses, Liabilities, payments, damages, judgments, fines, penalties, amounts paid in settlement, and reasonable costs and expenses (including, but not limited to, reasonable fees and disbursements of counsel and other experts) incurred by the Person (the "Indemnitee") seeking indemnification hereunder from the party providing indemnification hereunder (the "Indemnitor"). Notwithstanding the foregoing, the amount of any "Loss" for which indemnification is to be provided pursuant to the provisions of this Section 8 shall be reduced by the sum of: (i) any amounts recovered or recoverable by the Indemnitee under insurance policies with respect to such "Loss"; and (ii) any net Tax benefits realized by the Indemnitee as a result of such "Loss" or the circumstances giving rise thereto. Any such amounts or benefits that may be received or realized by the Indemnitee after indemnification for the Loss has been paid to it by the Indemnitor shall be paid by the Indemnitee to the Indemnitor promptly upon receipt thereof.

          8.3. Indemnification by the Company and Seller.  Subject to the terms
               -----------------------------------------
and conditions herein contained, the Company (prior to the Closing Date) and Seller (from and after the Closing Date) shall indemnify and hold harmless Buyer and its officers, directors, employees, agents, consultants, representatives and successors from and against any Losses that may be sustained or incurred by any of them at any time during the periods referred to in Section 8.1 hereof and that arise out of or result from:

               (i) any material breach by Seller or the Company of any representation or warranty made by them in this Agreement or in any of the Seller Ancillary Agreements; or

               (ii) any material failure by Seller or the Company to perform any covenants, agreements and obligations contained in this Agreement or in any of the Seller Ancillary Agreement (subject, in the case of each of the Seller Ancillary Agreements, to any and all limitations, if any, upon and qualifications with respect to the liability of Seller that may be set forth therein).

          8.4. Indemnification by Buyer.  Subject to the terms and conditions
               ------------------------
herein contained, Buyer shall indemnify and hold harmless the Company and Seller and their respective officers, directors, employees, agents, consultants, representatives and successors from and against any Losses that may be sustained or incurred by any of them and that arise out of or result from any Losses that may be sustained or incurred by any of them at any time during the periods referred to in Section 8.1 hereof and that arise out of or result from:

               (i) any material breach by Buyer of any representation or warranty made by it in this Agreement or in any of the Buyer Ancillary Agreements; or

               (ii) any material failure by Buyer to perform any of its covenants, agreements and obligations contained in this Agreement or in any of the Buyer Ancillary Agreements (subject, in the case of each of the Buyer Ancillary Agreements, to any and all limitations, if any, upon and qualifications with respect to the liability of Buyer or any of its Affiliates that may be set forth therein).

          8.5. Third-Party Claims.  Promptly after receipt by an Indemnitee of
               ------------------
written notice of the assertion of a claim or the commencement of any action, litigation or Proceeding by any Person (a "Third-Party Claim") with respect to any matter for which indemnification is or may be owing pursuant to Sections 8.3 and 8.4 hereof, the Indemnitee shall give written notice thereof (the "Notice") to the Indemnitor; provided, however, that failure of the Indemnitee to give the
                   --------  -------
Indemnitor the Notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless the Indemnitor shall have been significantly prejudiced thereby. The Indemnitor shall have the right, at its option and at its own expense, to participate in or, by giving written notice to the Indemnitee no later than thirty (30) days after delivery of the Notice, to take exclusive control of, the defense, negotiation, compromise and/or settlement of any such Third-Party Claim with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee shall, at all times prior to
            --------  -------
the final resolution of such Third-Party Claim, cooperate fully with the Indemnitor and, in respect of such Third-Party Claim, remain subject to the control of the Indemnitor. The Indemnitee shall have the right to participate in the defense, negotiation, compromise and/or settlement of any such Third-Party Claim with counsel of its own choosing; provided, however, that after notice
                                        --------  -------
from the Indemnitor to the Indemnitee of the Indemnitor's election to take control of the defense, negotiation, compromise and/or settlement of any Third-Party Claim, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses incurred by the Indemnitee in connection with the defense, negotiation, compromise and/or settlement thereof; provided, further, that if
                                                   --------  -------
the Indemnitee and the Indemnitor shall have conflicting claims or defenses, the Indemnitor shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnitor. The Indemnitor and the Indemnitee shall each cooperate with and render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third-Party Claim or Proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. If the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within thirty (30) days after delivery of the Notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation, compromise and/or settlement of such Third-Party Claim at the Indemnitor's expense. Neither the Indemnitor nor the Indemnitee shall settle or compromise any Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that any Third-Party Claim may be settled or
             --------  -------
compromised by either the Indemnitor or the Indemnitee without the consent of the other if such Indemnitor or Indemnitee shall obtain, as a condition of any settlement or other resolution, a complete and irrevocable release of the other.

          8.6. Limitations Upon Indemnification.  No Indemnitee shall have any
               --------------------------------
right to indemnification under this Section 8 (i) unless and until the total amount of the claims for such indemnification in the aggregate is in excess of $345,000 (the "Indemnity Threshold"), in which event the indemnification obligations of the Indemnitor under this Section 8 shall apply only to the excess of the total amount of all such claims over the Indemnity Threshold, and
(ii) unless the Indemnitee shall have made its claim therefor (with reasonable specificity) on or prior to the date on which the relevant representation and warranty or covenant shall expire. In no event shall the aggregate amount that may be payable by the Indemnitor pursuant to this Section 8 exceed an amount equal to $3,450,000. The Indemnitee shall promptly provide notice to the Indemnitor of Losses that may be sustained or incurred prior to and following such time as the Indemnity Threshold may have been reached. At such time as the Indemnity Threshold shall have been reached, the Indemnitor shall only be obligated to indemnify Indemnitee with respect to a claim or a related set of claims for Losses, the value of which exceeds $10,000 (exclusive of court costs and attorneys' fees).

          8.7. Exclusive Remedy.  Subject to the provisions of this Agreement or
               ----------------
any of the Ancillary Agreements and unless specifically prohibited under Applicable Law, the provisions of this Section 8 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims in any way relating to or arising out of or in connection with this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, whether hereunder, at law or otherwise, including without limitation, a breach of any representation, warranty, covenant or agreement made by any party hereto or any of their respective Affiliates in this Agreement or in any of the Ancillary Agreements; provided, however, that this Section 8.7 shall in no way be deemed
            --------  -------
to limit the right of either party to obtain equitable relief, including without limitation, injunctive relief and specific performance, in respect of a breach of any obligation set forth herein or in any of the Ancillary Agreements.

          8.8  Effect of Indemnification.  Any payment made by any Indemnitor
               -------------------------
pursuant to this Article 8 shall be deemed to be an adjustment to the purchase price for tax purposes.

          9.   Conditions to Closing.
               ---------------------

          9.1. Conditions to Obligation of Buyer.  The obligation of Buyer to
               ---------------------------------
consummate the transactions contemplated hereby shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which (other than subsection (c) of this Section 9.1) may be waived by Buyer:

     (a) Agreements and Conditions.  The Company and Seller shall have performed
         -------------------------
in all material respects each of the agreements and covenants made by it herein and required to be performed on or prior to the Closing Date.

     (b) Representations and Warranties.  Except for changes expressly
         ------------------------------
contemplated by this Agreement, the representations and warranties of the Company and Seller contained herein shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except that any representation and warranty made as of a specified date shall continue to be true, complete and correct on and as of such date).

     (c) No Legal Proceedings.  No court or governmental action or proceeding
         --------------------
shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated hereby.

     (d) Seller's Certificate.  Buyer shall have received a certificate
         --------------------
("Seller's Certificate"), dated the Closing Date and signed by a duly authorized executive officer of the Company and the Seller, certifying as to the satisfaction of the conditions described in the preceding subsections (a), (b) and (c) of this Section 9.1.

     (e) Consents.  Seller shall have delivered all Consents set forth on
         --------
Schedule 5.7 hereto necessary to effectuate the transactions hereby.
------------

     (f) Resignations.  Buyer shall have received, effective as of the Closing
         ------------
Date, the Resignations.

     (g) Stock.  Buyer shall have received stock certificates evidencing the
         -----
Stock, duly endorsed in blank with duly executed stock powers attached, in proper form for transfer.

     (h) Escrow Agreement.  Buyer shall have received the Escrow Agreement fully
         ----------------
executed by all parties thereto except Buyer, substantially in the form of Exhibit A hereto.
---------

     (i) Opinion of Counsel.  Buyer shall have received an opinion of counsel to
         ------------------
the Company and Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

     (j) Secretary's Certificate.  Buyer shall have received a certificate dated
         -----------------------
the Closing Date and executed by the Secretary of Buyer setting forth a copy of the resolutions adopted by the Board of Directors of the Company duly authorizing and approving the execution and delivery of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     (k) Minute Books and Stock Records; Certified Document.  The Company shall
         --------------------------------------------------
have delivered to Buyer (i) true and complete originals of the minute books, stock records, stock ledger and corporate seal of the Company, (ii) a copy of the Certificate of Incorporation of the Company, certified by the Secretary of State of Delaware, (iii) a good standing certificate evidencing the good standing of the Company in the State of Delaware certified by the Secretary of State of Delaware and (iv) a copy of the Bylaws of the Company in effect at the time of the Closing certified by the Company's Secretary, as being true and complete.

     9.2. Conditions to Obligations of Seller.  The obligations of Seller to
          -----------------------------------
consummate the transactions contemplated hereby shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, any one or more of which (other than subsection (c) of this Section 9.2) may be waived by Seller:

     (a) Agreements and Conditions.  Buyer shall have performed in all material
         -------------------------
respects each of the agreements and covenants made by it herein and required to be performed on or prior to the Closing Date.

     (b) Representations and Warranties.  Except for changes expressly
         ------------------------------
contemplated by this Agreement, the representations and warranties of Buyer contained herein shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except that any representation and warranty made as of a specified date shall continue to be true and correct on and as of such date).

     (c) No Legal Proceedings.  No court or governmental action or proceeding
         --------------------
shall have been instituted or threatened to restrain, materially delay or prohibit the transactions contemplated hereby.

     (d) Buyer's Certificate.  Seller shall have received a certificate
         -------------------
("Buyer's Certificate"), dated the Closing Date and signed by a duly authorized officer of Buyer, certifying as to the satisfaction of the conditions described in the preceding subsections (a), (b) and (c) of this Section 9.2.

     (e) Payment of the Closing Payment and Deposit of Escrow Amount. Seller
         -----------------------------------------------------------
shall have received the Closing Payment pursuant to Section 3.2 hereof and Buyer shall have deposited the Escrow Amount into the Escrow Account pursuant to
Section 3.3 hereof.

     (f) Consents.  Seller shall obtain all Consents set forth in Schedule 5.7
         --------                                                 ------------
hereto necessary to effectuate the transactions hereby.

     (g) Escrow Agreement.  Seller shall have received the Escrow Agreement
         ----------------
executed by all parties thereto except Seller, substantially in the form of Exhibit A hereto.
---------

     (h) Opinion of Counsel.  Seller shall have received an opinion of counsel
         ------------------
to Buyer dated the Closing Date, in form and substance reasonably satisfactory to Seller.

     (i) Secretary's Certificate.  Seller shall have received a certificate
         -----------------------
dated the Closing Date and executed by the Secretary of the Company setting forth a copy of the resolutions adopted by the Board of Directors of Buyer duly authorizing and approving the execution and delivery of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     (j) Employment Offer Letters.  Buyer shall have executed and delivered the
         ------------------------
Employment Offer Letters to the Senior Employees.

     10.   Termination Prior to Closing.
           ----------------------------

     10.1. Grounds for Termination.  This Agreement may be terminated at any
           -----------------------
time prior to the Closing:

           (i)    by the mutual written consent of Seller and Buyer;

           (ii) by either Seller or Buyer if the Closing shall not have occurred on or before December 15, 2001, provided, however, that neither Seller
                                         --------  -------
nor Buyer may terminate this Agreement pursuant to this clause (ii) if the Closing shall not have been consummated within such time period by reason of the failure of the party electing to terminate this Agreement to perform in all material respects any of its covenants and agreements contained in this Agreement;

           (iii) by either Seller or Buyer if any Applicable Law shall be enacted that makes the purchase or sale of the Stock pursuant hereto illegal or otherwise prohibited;

           (iv) by either Seller or Buyer in the event that a judgment, injunction, decree, cease and desist order or other order issued by any Governmental Authority prohibiting or preventing the purchase and sale of the Stock pursuant hereto shall be in effect and shall have become final and nonappealable;

           (v) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller or the Company set forth in this Agreement (a "Terminating Artesyn Breach"); provided, however, that if
                                                    --------  -------
such Terminating Artesyn Breach is curable by Seller or the Company through the exercise of their reasonable efforts within ten (10) days and for so long as Seller or the Company continue to exercise such reasonable efforts during such period, Buyer may not terminate this Agreement under this Section 10.1(v); provided, further, that the preceding proviso shall not in any event be deemed
--------  -------
to extend any date set forth in Section 10.1(ii) hereof; or

           (vi) by Seller and the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement (a "Terminating Buyer Breach"); provided, however, that if
                                                  --------  -------
such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable efforts within ten (10) days and for so long as Buyer continues to exercise such reasonable efforts during such period, Seller may not terminate this Agreement under this Section 10.1(vi) hereof; and provided, further that
                                                       --------  -------
the preceding proviso shall not in any event be deemed to extend any date set forth in Section 10.1(ii) hereof.

     10.2. Effect of Termination.  Upon the termination of this Agreement
           ---------------------
in accordance with the terms hereof, it shall forthwith become void and of no further force and effect, except for the provisions of Section 11.11 hereof; provided, however, that no such termination shall be deemed to relieve any party
--------  -------
hereto of liability for its intentional breach of any of the terms and provisions hereof. Upon such termination, the Nondisclosure Agreement shall continue in force and effect in accordance with its terms.

     11.   General Provisions.
           ------------------

     11.1. Execution in Counterparts.  This Agreement may be executed in one or
           -------------------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     11.2. Notices.  All notices, requests, demands and other communications
           -------
given hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; overnight mail; or facsimile transmission with confirmation of receipt.

           If to the Company and/or Seller prior to Closing, to:

           c/o Artesyn Technologies, Inc.
           7900 Glades Road
           Suite 500
           Boca Raton, Florida  33434
           Telecopier:  (561) 451-1020
           Attention:  Chief Financial Officer

           Copy to:

           Kirkpatrick & Lockhart LLP
           1251 Avenue of the Americas
           New York, New York  10020
           Telecopier:  (212) 536-3901
           Attention:  John D. Vaughan, Esq.

           If to Buyer or to the Company after Closing, to:

           Solectron Global Services, Inc.
           270 South Milpitas Blvd.
           Milpitas, CA 95035
           Telecopier:  (408) 957-3142
           Attention: William Mitchell

           Copy to:

           Solectron Corporate Law Department
           847 Gibraltar Drive, Building 5
           Milpitas, CA 95035
           Telecopier:  (408) 957-2718
           Attention:  Robert Aeschliman

     11.3.  Amendment.  This Agreement may only be amended, supplemented or
            ---------
modified by a written instrument executed by all of the parties hereto.

     11.4.  Entire Agreement.  This Agreement, including the Disclosure
            ----------------
Schedules and Exhibits hereto and the Ancillary Agreements, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings among the parties hereto, oral and written, with respect to the subject matter hereof; provided, however, that the Nondisclosure Agreement shall remain in full force
--------  -------
and effect until the Closing.

     11.5.  Applicable Law.  This Agreement shall be governed by and construed
            --------------
in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such jurisdiction.

     11.6.  Consent to Jurisdiction.  Except as otherwise provided herein or any
            -----------------------
Ancillary Agreement, the parties agree to bring any suit involving any dispute or matter arising under this Agreement exclusively in the County of Santa Clara, State of California having jurisdiction over the subject matter of the dispute or matter. Service of any process, summons or notice that is effected in a manner described in Section 11.2 hereof shall be effective for purposes of any proceeding. Nothing herein shall affect the right of a party hereto to serve any process, summons or notice in any other manner permitted by law.

     11.7.  Headings.  The headings contained herein are for the sole purpose of
            --------
convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the provisions of this Agreement.

     11.8.  Assignment; Binding Effect.  Neither this Agreement nor any of the
            --------------------------
rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto, and any such purported assignment without such consent shall be null and void; provided, however, that Buyer may
                                             --------  -------
assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer or its parent, provided that it shall give Seller written notice thereof not less than ten (10) Business Days prior to Closing; provided, further, that no such assignment shall relieve Buyer
                  --------  -------
of any of any of its obligations under this Agreement. Subject to the provisions of the immediately preceding sentence, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, permitted assigns, legal beneficiaries and heirs.

     11.9.  Third-Party Beneficiaries.  Except as otherwise provided in Sections
            -------------------------
7.10, 8.3 and 8.4 and hereof, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, permitted assigns, legal beneficiaries and heirs, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

     11.10.  Waiver, etc.  The failure of any of the parties hereto to at any
             -----------
time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     11.11.  Expenses.  Except as otherwise specifically provided in this
             --------
Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated hereby are consummated.

     11.12.  Severability.  In the event that any provision hereof would, under
             ------------
Applicable Law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under Applicable Law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held or declared invalid or unenforceable in any court of competent jurisdiction, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     11.13.  No Strict Construction.  The language used in this Agreement has
             ----------------------
been negotiated by the parties hereto and will be deemed to be the language chosen by the parties hereto to express their intent, and no rule of strict construction will be applied against any party hereto.

                 [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Purchase Agreement to be duly executed on its behalf as of the date first above written.



                                           ARTESYN SOLUTIONS, INC.


                                           By:__________________________________
                                              Name:  Richard J. Thompson
                                              Title: Vice President, Chief
                                                      Financial Officer and
                                                      Secretary


                                           ARTESYN NORTH AMERICA, INC.


                                           By:__________________________________
                                              Name:  Richard J. Thompson
                                              Title: Vice President, Chief
                                                      Financial Officer and
                                                      Secretary

                                           AND

                                           SOLECTRON GLOBAL SERVICES, INC.


                                           By:__________________________________
                                              Name:  William Mitchell
                                              Title: President